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                                                                  Exhibit 21.01

                             List of Subsidiaries

                                                  State or Jurisdiction of
                                                  Incorporation or
Name                                              Organization

I.C. Isaacs Europe, S.L.                          Spain
Isaacs Europe, Inc.                               Delaware
I.C. Isaacs (Far East) Limited                    Hong Kong
I.C. Isaacs & Company, L.P.(1)                    Delaware
Isaacs Design, Inc.                               Delaware






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(1) I.C. Isaacs & Company, L.P. is a partnership. The partnership's general partner is I.C. Isaacs & Company, Inc. and, upon the Reorganization, the partnership's limited partner will be Isaacs Design, Inc., a wholly-owned subsidiary of I.C. Isaacs & Company, Inc. See "Company Organization."